Exhibit 99.1

WisdomTree Completes Repurchase of Non-Voting Preferred Shares Convertible into 13.1 Million Shares of WisdomTree Common Stock from a Subsidiary of the World Gold Council

Repurchase is 7% accretive to current 2024 consensus EPS estimates

NEW YORK, November 20, 2023 – WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today announced the completion of the repurchase of its non-voting preferred shares convertible into 13.1 million shares of WisdomTree common stock from Gold Bullion Holdings (Jersey) Limited (“GBH”), a subsidiary of the World Gold Council, for aggregate cash consideration of approximately $84.4 million, derived from a price per share (on an as-converted basis) of $6.45. The preferred shares have been fully extinguished and the transaction is approximately 7% accretive to current 2024 consensus earnings per share (“EPS”) estimates.

WisdomTree Founder and CEO Jonathan Steinberg said, “This repurchase eliminates potential future overhang while generating 7% accretion for stockholders today. It is yet another example of smart management generating impactful results in addition to WisdomTree’s best-in-class pace of organic growth relative to our publicly-traded asset manager peers, the scalability of our platform and our leadership in tokenization and blockchain-enabled finance.”

Under the terms of the transaction, WisdomTree paid GBH $40 million on the closing date and has agreed to pay the remainder of the purchase price in equal annual installments on the first, second and third anniversaries of the closing date, with no requirement to pay interest. The $6.45 price per share (on an as-converted basis) represents a 3% discount to the trailing 3-day volume-weighted average price (VWAP) of WisdomTree’s common stock ending Friday, November 17, 2023.

Recent proactive actions by WisdomTree’s management team have generated both earnings accretion and ancillary benefits. The termination of WisdomTree’s contractual gold payment obligation (“gold royalty buyout”) this past May was 15% accretive to earnings and removed a perpetual stream of payments from the Company’s P&L and a $180 million liability from its balance sheet. Today’s share repurchase generates an additional 7% accretion to Street forecasts and removes a potential risk of overhang on WisdomTree’s stock price had GBH disposed of the 13.1 million shares of common stock underlying the preferred shares by other means.

The repurchased preferred shares were originally issued to GBH in May 2023 in connection with the gold royalty buyout. The investor rights agreement that WisdomTree and GBH entered into in May 2023, which provided GBH with certain rights and obligations with respect to the shares, including registration rights, was terminated in connection with this transaction.

For further information regarding the terms and conditions contained in the stock repurchase agreement and other definitive transaction agreements between WisdomTree and GBH, see WisdomTree’s Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with the transaction.

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models, solutions and products leveraging blockchain-enabled technology. We empower investors and consumers to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing and have launched next-generation digital products, services and structures, including digital or blockchain-enabled mutual funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

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WisdomTree currently has approximately $97.4 billion in assets under management globally.

For more information about WisdomTree and WisdomTree Prime™, visit: https://www.wisdomtree.com.

Please visit us on X, formerly known as Twitter, at @WisdomTreeNews.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the potential effects of the share repurchase transaction on WisdomTree’s earnings per share, net income, operating income, operating margin, interest income, dilution and the price of its common stock, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Contact Information

WisdomTree

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

Corporate Communications

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

Category: Business Update

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